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                                                                   EXHIBIT 99.1


              W-H Energy Services' Income Exceeds Last Year by 44%


    Business Editors

    HOUSTON--(BUSINESS WIRE)--July 31, 2003--W-H Energy Services, Inc. (NASDAQ:WHES) announced second quarter net income of $5.8 million ($0.21 per share) which is 44% higher than the $4.0 million ($0.15 per share) reported in the same period last year. In the preceding quarter, the Company reported net income of $5.9 million or $0.21 per share.

    The Company projects that earnings per share will range from $0.21 to $0.25 for the quarter ending September 30, 2003. The Company believes that earnings will continue to be in this range until there is a marked change in Gulf of Mexico drilling activity.

    Revenues for the second quarter of $96.8 million and operating income of $11.3 million were 32 percent and 40 percent higher than the second quarter of 2002, respectively. On a sequential basis, revenues increased by 2 percent while operating income remained approximately the same as the previous quarter.

    Domestic revenues increased 44 percent over the second quarter of last year and were 5 percent higher than the preceding quarter. International revenues decreased 18 percent over the second quarter of last year and were 17 percent lower than the previous quarter.

    The Company's operating income as a percentage of revenues for the second quarter was 11.7 percent compared to 11.1 percent reported for the second quarter last year and 12.0 percent in the previous quarter.

    Quarterly Segment Results

    Drilling

    Revenues in the drilling segment were $55.2 million in the second quarter, 17 percent higher than the comparable period in the prior year and 2 percent lower than the preceding quarter. Operating income of $5.2 million was 10 percent lower than the comparable period in the prior year and 26 percent lower than the preceding quarter.

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    Completion and workover

    Revenues in the completion and workover segment were $33.8 million in the second quarter, 76 percent higher than the comparable period in the prior year and 9 percent higher than the preceding quarter. Operating income of $8.0 million was 133 percent higher than the comparable period in the prior year and 17 percent higher than the preceding quarter.

    Maintenance and safety

    Revenues in the maintenance and safety segment were $7.8 million in the second quarter, 10 percent higher than the comparable period in the prior year and 3 percent higher than the preceding quarter. Operating income of $0.4 million was 47 percent lower than the comparable period in the prior year and 206 percent higher than the preceding quarter.

    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has onshore operations in the United States, Canada, Brazil, Europe, North Africa and the Middle East and offshore operations in the Gulf of Mexico, the North Sea, the Persian Gulf, the Gulf of Suez, the Mediterranean Sea and off the coast of Brazil.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, capital expenditures by customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligations to update the statements in this press release.

CONTACT: W-H Energy Services, Inc., Houston
         Shawn M. Housley, 713-974-9071

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                            W-H ENERGY SERVICES, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                   Three Months Ended         Six Months Ended
                                        June 30,                  June 30,
                                ------------------------  ------------------------
                                    2003         2002         2003         2002
                                -----------  -----------  -----------  -----------

Revenues                        $    96,789  $    73,258  $   191,479  $   149,611

Costs and Expenses:
  Cost of revenues                   54,727       40,403      106,901       81,544
  Selling, general and
   administrative                    17,996       14,724       37,232       30,483

  Research and development            3,015        2,458        5,568        4,468
  Depreciation and
   amortization                       9,709        7,560       19,115       14,638
                                -----------  -----------  -----------  -----------
    Total costs and expenses         85,447       65,145      168,816      131,133

    Operating income                 11,342        8,113       22,663       18,478

Other (income) expenses:
  Interest expense, net               1,972        1,491        3,759        2,915
  Other (income) expense, net             5          111           (3)         170
                                -----------  -----------  -----------  -----------
    Income before income taxes        9,365        6,511       18,907       15,393

 Provision for income taxes           3,605        2,506        7,279        5,926
    Net income                  $     5,760  $     4,005  $    11,628  $     9,467
                                ===========  ===========  ===========  ===========

Earnings per common share:
  Basic                         $      0.21  $      0.15  $      0.43  $      0.36
  Diluted                       $      0.21  $      0.15  $      0.42  $      0.34

Weighted average shares
 outstanding:
  Basic                          27,139,096   26,056,431   27,090,912   25,943,871
  Diluted                        28,084,087   27,619,932   27,970,195   27,461,778

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                            W-H ENERGY SERVICES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)

                                               June 30,   December 31,
                                                 2003        2002
                                              ----------- ------------
                                              (Unaudited)
Assets:
  Cash and cash equivalents                   $     7,532 $     9,386
  Accounts receivable, net                         84,628      75,793
  Inventory                                        40,783      39,206
  Other current assets                              9,582       9,324
                                              ----------- -----------
    Total current assets                          142,525     133,709

Property and equipment, net                       203,034     193,272
Other assets                                      110,693     111,581
                                              ----------- -----------
    Total assets                              $   456,252 $   438,562
                                              =========== ===========


Liabilities and Shareholders' Equity:
  Accounts payable and accrued liabilities         41,641      43,704
  Current maturities of long-term debt             16,350      14,300
  Other current liabilities                            29       1,795
                                              ----------- -----------
    Total current liabilities                      58,020      59,799

  Long-term debt, net of current
   maturities (1)                                 134,508     133,005
  Other liabilities                                28,820      24,229
                                              ----------- -----------
    Total liabilities                             221,348     217,033

Shareholders' equity                              234,904     221,529
                                              ----------- -----------
    Total liabilities and shareholders'
     equity                                   $   456,252 $   438,562
                                              =========== ===========

(1) As of June 30, 2003, there was approximately $17 million available under the Company's revolving credit facility.

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                            W-H ENERGY SERVICES, INC.
                 UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                                 (in thousands)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------
SEGMENTED INFORMATION:
  Revenue:
    Drilling                   $ 55,190  $ 47,000  $111,223  $ 98,804
    Completion and workover      33,827    19,212    64,961    36,544
    Maintenance and safety        7,772     7,046    15,295    14,263
                               --------  --------  --------  --------
      Total revenue            $ 96,789  $ 73,258  $191,479  $149,611
                               ========  ========  ========  ========

  Depreciation and
   amortization:
    Drilling                   $  5,636  $  4,680  $ 11,040  $  9,206
    Completion and workover       3,004     1,957     5,956     3,663
    Maintenance and safety        1,001       863     1,983     1,653
    Corporate                        68        60       136       116
                               --------  --------  --------  --------
      Total depreciation and
       amortization            $  9,709  $  7,560  $ 19,115  $ 14,638
                               ========  ========  ========  ========

  Operating income:
    Drilling                   $  5,160  $  5,739  $ 12,155  $ 13,954
    Completion and workover       8,038     3,447    14,924     6,746
    Maintenance and safety          375       709        21     1,138
    Corporate                    (2,231)   (1,782)   (4,437)   (3,360)
                               --------  --------  --------  --------
      Total operating income   $ 11,342  $  8,113  $ 22,663  $ 18,478
                               ========  ========  ========  ========